April 28, 2011

Blue Chip Investor Funds 1939 Friendship Drive, Suite C El Cajon, CA 92020

Re: Blue Chip Investor Funds, File Nos. 333-73104 and 811-10571

Gentlemen:

     A legal opinion that we prepared was filed with Post-Effective Amendment No. 1 to the Blue Chip Investor Funds Registration Statement (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours, /s/ THOMPSON HINE LLP THOMPSON HINE LLP